Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Brunswick announces amendment
to revolving credit facility

LAKE FOREST, Ill., June 30, 2016 - Brunswick Corporation (NYSE: BC) announced today that it and a group of financial institutions have amended and extended the Company’s revolving credit facility. The extended facility will be in effect through June 2021, and remains at $300 million providing Brunswick more favorable terms in light of its strong operating performance and credit profile.

Brunswick believes the amended facility provides adequate levels of credit availability and supplements its current strong cash position as well as offers the Company increased flexibility. The new terms eliminate all security provisions and ease certain financial covenants.

“The terms of the amended revolver are commensurate with those of an investment grade company, recognizing our stronger balance sheet and solid operating performance,” explained Brunswick Senior Vice President and Chief Financial Officer William L. Metzger. Brunswick was recently upgraded to investment grade (Baa3) by Moody’s Investors Service.

There are no current borrowings under the facility; however, previously issued letters of credit total approximately $4 million. JPMorgan Chase Bank, N.A.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Wells Fargo Securities, LLC led the syndication group for the amended and extended facility.

Additional information concerning the revolving credit facility can be found in the Current Report on Form 8-K filed today by the Company.

Joint venture agreement also modified
In addition to the amended credit facility, Brunswick Financial Services has agreed with Wells Fargo Commercial Distribution Finance to amend the terms of its joint venture agreement. The amendment will synchronize the leverage coverage covenants among the respective joint venture and credit facility agreements. The joint venture, Brunswick Acceptance Company (BAC), began operations in 2003, with the terms of the current agreement in effect through 2019. BAC provides wholesale floor plan financing for qualifying Brunswick marine dealers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine, BLA and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, and Uttern; Life Fitness, Hammer Strength, Cybex and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Contact: Bruce J. Byots
Vice President - Corporate and Investor Relations
Phone: 847-735-4612
Email: bruce.byots@brunswick.com

Contact: Daniel Kubera
Director - Media Relations and Corporate Communications
Phone: 847-735-4617
Email: daniel.kubera@brunswick.com